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                                                        EXHIBIT 10.3
December 30, 2001

Stephen Mucchetti
48 East Ridge Road
Ridgefield, CT 06877

Dear Steve,

         This letter agreement ("Agreement") represents the terms and conditions agreed upon by you and Scient Corporation ("the Company") regarding your separation from employment with the Company. This Agreement shall become effective on the eighth day after your execution of the Agreement so long as you do not revoke the Agreement as provided for herein within seven days of your execution of this Agreement ("Effective Date").

         1. We agree that your employment with the Company will end on December 31, 2001 ("Separation Date"). You will work through the Separation Date and the Company will pay you your salary and provide you with all benefits through the Separation Date. Your employment will end on your Separation Date and you will have no right to employment with the Company after that date and the Company will have no obligation to employ you after that date. The Company agrees that in response to inquiries that you authorize, the inquiring party will be directed to the Company's Chief Executive Officer or his successor, who will verify your position and dates of employment. The Company also agrees that in response to any inquiries that you authorize, the inquiring party will be directed to such Company officer or Board member as you designate for an oral reference. All other inquiries will be handled by the Legal or People Departments, as appropriate.

         2. On your Separation Date, you will be paid for all salary earned up through that Date. You will receive this payment regardless of whether you sign this Agreement. All benefits will end on the Separation Date, except as provided elsewhere in this Agreement, and except that your medical, dental and vision benefits will continue through the end of the "Payment Period" described below, provided that you continue to pay your share of the premium. Your Retention Bonus will be paid in accordance with our letter to you on the subject of Retention Payment, dated December 31, 2001. You will continue to be eligible for any other bonuses directed by the Company as a result of your performance as an employee of the Company in 2001, if and when paid to other executives in your compensation group.



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         3.       As provided in your offer letter dated September 14, 1998
(Exhibit 1 to this Agreement), upon your separation from employment, the Company will provide you with twelve (12) months of your base salary. As we agreed, payout will be in the form of twenty-four (24) consecutive semi-monthly payments (the "Payment Period"), paid out in accordance with the Company's pay period schedule, as a severance payment provided that (a) you sign this Agreement and
(b) you do not materially breach any obligations under the Confidential Information and Inventions Assignment Agreement signed by you, particularly with respect to your obligations under paragraph 12 of this Agreement, following written notice to you by the Company of such breach and a reasonable opportunity to cure any breach. In the event of an alleged material breach, Company shall remit the severance payments to an escrow pending resolution of the alleged material breach. These payments will cease ("Final Payment Date") when you have either reached the 24 payments or caused the payments to cease following and pursuant to a duly authorized determination in arbitration that you have materially breached your obligations set forth in paragraphs 3 and 12 of this Agreement.

         4. As provided in your offer letter dated September 14, 1998, and pursuant to the duly authorized action of the Company's Board of Directors effective January 7, 2002, any outstanding stock options, which would have vested within one year of your Separation Date, will vest immediately upon your execution of this Agreement and become exercisable according to the 2001 Scient Equity Incentive Plan dated November 8, 2001, and according to the November 8,2001 stock option grants and the agreement dated November 8, 2001 evidencing such grants, which are attached hereto and incorporated into the Agreement as Exhibits 2 (a), (b), and (c). In consideration of your availability to consult with the Company as set forth in Agreement paragraph 5, these options, which are also evidenced by the grant made to you on November 8, 2001, will remain vested, valid, and fully exercisable through the Payment Period, or for as long as you continue your service as a member of the Scient Board of Directors, whichever is later but in no case longer than the life of the option of ten years. Further, you will then have an additional ninety (90) days from the later of the Final Payment Date, or the date when you voluntarily resign from the Scient Board of Directors, to exercise your stock options for any and all of these vested shares (the "Exercise Date"). If not exercised by the Exercise Date, these options will expire and not be exercisable for any shares.



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         5.       You will make yourself available for reasonable amounts of time to assist the Company in making the transition through April 30, 2002 (the "Transition Period"). The Company will reimburse any reasonable out of pocket expenses you incur and will make available to you appropriate office, secretarial, library, technical and electronic support services (e.g., telephone, voice mail, e-mail, and facsimile) during the Transition Period. It is understood that additional consulting services may be provided by you to the Company at the request of the Company CEO, on terms that are mutually agreeable.

         6. After your Final Payment Date, to the extent that you elect to continue your medical coverage under COBRA, you may do so at your own expense subject to the terms and conditions of COBRA.

         7. If you have participated in the Company's employee stock purchase plan, that participation will end on your Separation Date and all contributions, if any, that you have made to the Plan that has not been applied to stock purchases, will be refunded to you.

         8. (A) You hereby expressly waive, release, and forever discharge the Company and its subsidiaries, parents, related entities, officers, directors, successors and assigns (collectively referred to as "Releases"), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist on your behalf from the beginning of time up to and including the date of this Agreement (but shall not include any claims for unemployment insurance, workers' compensation, or any claims for the compensation, severance pay, benefits, stock options, stock grants, and the other amenities and opportunities that are provided to you under this Agreement.) As used in this paragraph, the release of "claims," "demands," and "causes of action" as set forth in this paragraph excludes the exceptions that are previously set forth in this paragraph and elsewhere in this Agreement, and otherwise include, but are not limited to, claims based on contract, whether oral, express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options (other than those provided and/or reaffirmed in this Agreement), claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Age



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Discrimination in Employment Act, and the Family and Medical Leave Act, and any
other local, state, and/or federal law governing employment. Note: This Release shall not waive or release any claims by you for the insurance coverage(s) and indemnification that the Company has provided to you or to similarly situated officers under its bylaws and under any liability insurance policies that the Company has provided, provides, and shall continue to provide to you and/or other similarly situated officers and directors, all of which coverages are to be provided at the Company's cost. The Company further agrees that it will continue to indemnify you and to provide liability insurance coverage at its own cost for you in connection with your service as Vice Chair of the Company's Board of Directors and for your service to the Company pursuant to Agreement paragraph 5.

                  (B) Except for fraudulent or criminal acts or omissions committed by you during your employment with the Company, the Company and Releasees hereby further release you, your heirs, administrators, representatives, and executors from any and all claims, demands, rights, causes of action, lawsuits, liabilities, damages, losses, and expenses of any nature that the Company had, may have had, or now has against you, your heirs, administrators, representatives, and executors in connection with your employment with the Company or your service as an officer and Board member of the Company, or for or by reason of any other matter or thing whatsoever, of whatever character, in law or in equity, known or unknown, suspected or unsuspected, from the beginning of the World to the date this Agreement is executed. Note: The Company and Releasees are unaware of any such improper conduct on your part. You shall be entitled to recover your reasonable attorneys' fees and costs incurred in defending yourself in an action for fraud or criminal behavior in the event, (1) you establish that you did not engage in such improper conduct; (2) the Company made the allegation that you engaged in fraudulent or criminal conduct (either commission or omission) during your employment with a malicious disregard of the facts known at the time of the allegation.

         9.       You understand and agree that you:

                  A. Have had a full forty-five (45) days within which to consider this Agreement before executing it;

                  B. Have carefully read and fully understand all of the provisions of this Agreement;

                  C. Are, through this Agreement, releasing the Company from any and all claims that you may have against the Company except as otherwise provided in this Agreement;



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                  D.       Are knowingly and voluntarily agreeing to all of the
                           terms set forth in this Agreement;

                  E. Were advised and hereby are advised in writing to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this Agreement;

                  F. Have a full seven (7) days following the execution of this Agreement to revoke this Agreement and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Said revocation shall be in writing and shall be sent by certified mail, return receipt requested, to the General Manager, Global People, Scient Corporation, 79 5th Avenue, 5th Floor, New York, NY, 10016.

                  G. Understand that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C.ss. 621 et seq.) that may arise after the date this Agreement is executed are not waived; and

                  H. Are, by reason of this Agreement and the release of claims herein, receiving from the Company consideration in addition to anything of value to which you were already entitled.

         10. You understand and agree that, in compliance with any judicial decision, statute or ordinance which requires release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and you expressly waive and relinquish any and all claims, rights, or benefits that you may have which are unknown at the time of the execution of this Agreement, except as otherwise provided in this Agreement.

         11. You agree to return to the Company all Company property and documents in your possession on or before the last day of the Transition Period, or any subsequent period that is mutually agreed upon by the Company and you. While serving as a member of the Scient Board of Directors you will be expected to have and use as an active Board member information (including confidential information, etc.) shared with other Board members. The only exceptions to your property return obligations are that you will be allowed to keep your personal files and that you will also be allowed to keep your IBM Think Pad after the Scient IT department has made the necessary changes to it consistent with the transition support outlined in Paragraph 5 above. Once



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the Transition Period is over, you will be fully responsible for the service and maintenance of your Think Pad. You also understand and agree that you may not utilize any proprietary information, confidential information and/or trade secrets of the Company for any purpose at any time in the future other than in connection with your duties for and service to the Company, and you will make all reasonable efforts to comply with any and all other obligations you may have regarding the Company's proprietary, confidential, and/or trade secret information. Specifically, you agree that you will continue to be bound to the terms of the Confidential Information and Invention Assignment Agreement. The Company acknowledges your legitimate need to seek other employment and business opportunities from time to time and nothing in this paragraph is to be construed as preventing you from doing so or from practicing any profession as you may elect, from independently developing or acquiring any business or business opportunity, or from disclosing your accomplishments as the Company's COO. In so doing, you will continue to be bound by the Confidential Information and Invention Assignment Agreement, Exhibit 3.

         12. You also acknowledge that in light of your key position in the Company you have been provided with highly sensitive and confidential information ("Highly Confidential Information"). Such information does not, for example, include information that was or is publicly known, becomes publicly known through no fault of your own, is developed independently by you or others, is rightfully obtained by you from third parties apparently authorized to make such disclosure, or is no longer proprietary or confidential. You understand and agree that under the terms of the Confidential Information and Invention Assignment Agreement you are prohibited from disclosing to any unauthorized third party the Highly Confidential Information or any other confidential or proprietary information provided or made available to you while working at Scient and you agree that you will not disclose, discuss or refer to this Highly Confidential Information or any other confidential or proprietary information provided to or made available to you while working at Scient with any unauthorized third party (including employees of Scient who are not aware of such information), except as set forth in paragraph 11, and in this paragraph. You also understand that in addition to suspension of your severance payments pending arbitration pursuant to the procedures set forth in paragraphs 3 and 13 of this Agreement, Scient is entitled to pursue all available legal remedies under paragraph 18 of this Agreement in the event that this paragraph is breached.

         13. In the event of any claimed breach of this Agreement, the non-breaching Party shall provide the other Party with written notice of such alleged breach and a reasonable opportunity to cure any such breach within 5
(five) days, unless the parties agree on a longer duration to cure the breach. Each Party to this Agreement shall, in accordance with the procedures set forth in paragraph 18, be liable to the other for


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proved loss, costs, or damage that they incur as the result of either party's proven material breach of this Agreement, following written notice and reasonable opportunity to cure any such breach. If the parties cannot resolve the issue, both will agree to submit the issue for resolution by way of a duly authorized arbitration determination in keeping with Agreement paragraphs 18 and 13, and the Confidential Information and Invention Assignment Agreement signed on October 13, 1998 (Exhibit 3). It is also agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on your part or on the part of the Company.

         14. You and the Company understand and agree that this Agreement is confidential. It is therefore agreed that you will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person or entity except for your spouse, accountant, financial advisor, or attorney. Such individuals must also agree to this confidentiality clause. The Company will also maintain the same confidentiality and will only disclose the Agreement to those officers, Scient Board members, and plan administration staff that have a demonstrable "need to know" and who agree to this confidentiality clause. The exception to this provision is when statute, subpoena, public disclosure laws and rules, or court order requires disclosure of some or all of this Agreement. Any press releases, announcements, or public disclosures regarding your service, employment, or your separation will only be by mutual consent. Approval will not be unduly withheld.

         15. This Agreement, and the Confidential Information and Invention Assignment Agreement and any stock option or stock purchase agreements that you executed with the Company constitute an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. Both parties agree that they are not relying on any promises or representations that do not appear herein. The parties also agree that this Agreement can be amended or modified only by a written agreement signed by all of the Parties hereto. You also agree that this Agreement shall supersede and render null and void any and all prior agreements, implied, oral, or written, between you and the Company, except for those agreements and understandings that are referenced, incorporated, or mentioned in this Agreement, including, for example, the stock option covenants provided by the Company in paragraph 4 above, and the severance pay provided by your initial offer letter dated September 14, 1998, Exhibit 1.

         16. If any provision in this Agreement is held to be invalid, the remainder of this Agreement shall not be affected by such a determination.

         17. This Agreement shall be interpreted, enforced and governed by and under the laws of the State of New York without regard to its conflict of law rules.



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         18.      Both Parties (the Company and its Releasees and you) agree not to disparage the other's capabilities, performance, or work habits, as appropriate, publicly or privately, in a manner that a reasonable person would perceive to be "bad mouthing" the other.

         19. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof shall first try to be resolved following the procedure set forth in Agreement paragraph 13 in the event of an alleged breach, and following written notice of the controversy and a reasonable opportunity to resolve the controversy in all instances. If resolution is not achieved in a reasonable time frame, it will be submitted to and settled by final and binding arbitration in New York in accordance with the rules of the American Arbitration Association under its New York Employment Dispute Resolution Rules then in effect or by rules mutually agreed upon in writing by the Parties. The Parties further understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. In the event of a dispute that arises under or concerns any provision of this Agreement, each Party will bear its own attorney's fees and costs.

Both parties agree to be bound by this Agreement as set forth herein, and please indicate your acceptance of the terms of this Agreement by signing below.

Sincerely,


/s/ Christopher M. Formant
Christopher Formant
President and CEO
Scient, Inc


         I UNDERSTAND AND AGREE THAT I MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND I REPRESENT THAT I HAVE ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS, AND THAT MY ACCEPTANCE IS BASED ON THE COMPANY PERFORMING ITS OBLIGATIONS HEREUNDER.



Signed:   /s/  Stephen Mucchetti                      Date:  12/30/01
       --------------------------------------              --------------
               Stephen Mucchetti